EXHIBIT 99.1

August 20, 2014                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS JULY 2014 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for July 2014. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $285.1 million increased 18.1 percent over last year’s July and 3.8 percent over the preceding month. An increase in the Private Client Group was driven primarily by strong growth of assets in fee-based accounts, which are billed based on balances at the beginning of the quarter. In the Capital Markets segment, an uptick in market volatility and an active underwriting calendar in July resulted in a robust increase in institutional equity commissions, which was almost completely offset by continued declines in institutional fixed income commissions.

Client assets under administration of $473.4 billion grew 13.3 percent over the prior year’s July but declined 1.2 percent during the month, as the S&P 500 dropped 1.5 percent in July. Similarly, financial assets under management of $64.0 billion increased 16.4 percent over the prior year’s July but declined 2.0 percent during the month.

“In the Capital Markets segment, investment banking revenues were unusually strong in July, driven by a surge in M&A closings,” explained CEO Paul Reilly. “Despite a very challenging interest rate environment for Fixed Income, trading profits remain resilient.”

Net loans at Raymond James Bank grew to $10.6 billion in July, a substantial 21.8 percent increase over last year’s July and a 1.9 percent increase over the preceding month. While margin compression from new loan production appears to be waning, payoffs of higher yielding loans in the portfolio are expected to continue to result in further modest declines in the Bank’s net interest margin.

“We continue to enjoy excellent retention, and are recruiting high quality financial advisors at a near-record pace,” said Reilly. “Looking forward, we are focused on growing all of our businesses both organically and through niche acquisitions, while maintaining a disciplined and long-term approach to expense and risk management.”

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking, and other services to individuals, corporations, and municipalities. Its three principal wholly owned broker-dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have approximately 6,200 financial advisors serving in excess of 2.5 million client accounts in approximately 2,500 locations throughout the United States, Canada and overseas. Total client assets are approximately $473 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on raymondjames.com and the SEC’s website at sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events or otherwise.

Raymond James Financial, Inc.
Operating Data

	July 2014		June 2014		July 2013
	(22 business days)		(21 business days)		(22 business days)

Total securities commissions and fees (1)	$285.1	mil.	$274.6	mil.	$241.5	mil.

Client assets under administration	$473.4	bil.	$479.0	bil.	$418.0	bil.

Private client group assets under administration	$448.9	bil.	$454.1	bil.	$399.4	bil.

Financial assets under management (2)	$64.0	bil.	$65.3	bil.	$55.0	bil.

Raymond James Bank total loans, net	$10.6	bil.	$10.4	bil.	$8.7	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.